EXHIBIT 10.18

WRITTEN DESCRIPTION OF ANNUAL INCENTIVE COMPENSATION PLAN

First Northern Bank
Annual Incentive Compensation Plan

1.	Objective

The objective of the Bank’s Annual Incentive Compensation Plan (the “Plan”) is to motivate executives to work effectively to achieve the Bank’s short-term financial objectives and to reward executives when objectives are met. In addition, the annual incentive plan is intended to achieve the board chartered compensation philosophy wherein salaries are positioned at, or below, market and incentive compensation opportunities are provided that allow employees to earn above market compensation (50th - 75th percentiles of selected peer group levels) when the Bank performs.

2.	Administration of the Plan

The Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors of First Northern Bank. No member of the Committee is eligible for participation in the Plan. The Committee has the power to recommend to the Board any management incentive plan of the Bank or the Company under which incentive compensation is granted. The Committee will review periodic reports from management concerning the administration and status of the Plan and will seek to ensure that the plan continues to meet the intended objectives.

3.	Participation and performance targets

Under the Bank’s Annual Incentive Compensation Plan, all employees, including the Chief Executive Officer and all other Executive Officers, are eligible to receive annual cash incentive compensation at the end of each year if performance targets are achieved. The performance targets for determining the Incentive Compensation Bonus Pool (the “Pool”) are Return on Equity and Return on Assets which are generally evenly weighted. Annually, performance target metrics aligned with the Bank’s strategic plan goals are established by the Management Committee of the Board of Directors.

4.	Incentive Compensation Bonus Pool

The Pool is reviewed annually by the Committee and recommended for approval by the Board of Directors. For every 2% variance from targeted performance, the incentive Pool changes by 5%, e.g. a 6% variance from target would result in a 15% change in payout. Payouts are capped at achievement of 120% of target performance which results in a payout cap of 150%; and there is no payout when performance is less than 80% of target performance.

5.	Target Incentive Award

Payments awarded under the Plan will be approved the Board of Directors. Executives are eligible for a target incentive award that is expressed as a percentage of their salary. For example, the CEO’s target incentive award is 75% of his annual salary at 100% of target performance. If performance was at 115% of target performance, then the CEO would be eligible for 137.5% of 75% or 103.125% of salary, or if performance was at 85% of target performance, then the CEO would be eligible for 62.5% of 75% or 46.875% of salary. The other executive officers at the Executive Vice President level are eligible to receive 40% of salary at 100% of target performance. The target incentive award, which is paid out of the established incentive compensation bonus pool, will be adjusted based upon how the Bank performs versus corporate goals and how individual participants perform versus their individual or team goals. At least 50% of the Chief Executive Officer and other Executive’s incentive compensation are tied directly to overall Bank results. Executive target incentive awards are based on the achievement of Bank-wide goals or key performance indicators such as growth in loans and deposits, pricing and profitability, loan quality and productivity.

6.	Payouts

The annual incentive compensation amount earned by each executive is typically paid out by March 15 of the following year, if performance targets, set annually by the Management Committee at the beginning of each year, are achieved.